EXHIBIT 99

The Energy Forum

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume VIII, Issue 1

January 2012

INSIDE THIS EDITION

MEMBER MEETING

The Annual Member Meeting will be held on Thursday, February 16th at 6:30 p.m. The meeting will be held at the Holiday Inn Ames Conference, 2609 University Blvd., Ames.

INVESTOR TOURS

Lincolnway Energy Tours will be held at 1:00 p.m. on:

- February 15
- March 21
- April 18
- May 16

Please call our office at 515-817-0150 to sign up.

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

AN ACHIEVABLE STANDARD

There is sufficient production of ethanol in the United States today to satisfy the Renewable Fuels Standard (RFS) requirement of 15 billion gallons annually as announced by the EPA in December. In fact, there is probably more production than we need to satisfy the 15 billion gallon starch-based RFS requirement.

Last year the ethanol industry was fortunate to see strong exports of US produced ethanol to Brazil and some European nations. However, stability of those export markets is always a concern as evidenced by the recent anti-dumping case brought by European countries against U.S. ethanol producers. This instability points to the need to create greater domestic demand for our product.

As an industry, ethanol supporters need to work together to implement E15 usage as quickly as possible once all approvals are received. The EPA approval to use E15 in all model year 2001 and newer vehicles will increase domestic demand for ethanol and allow us to recognize the other benefits of greater American energy security and decreased greenhouse gas pollution.

Some states, like Iowa, are ready to implement the shift from E10 to E15 as soon as the final approval hurdles are cleared. Implementation will be a state-by-state process and grassroots supporters like you and I will need to be involved in to grow our demand. Some ethanol industry observers believe E15 approval could happen early this year so we need to be ready to advocate for our product.

Iowa once again will lead the nation in preparedness on this renewable fuel issue. In Iowa, marketers can blend two fuels with ASTM specifications (ie: ethanol and gasoline) without needing a third ASTM specification. This opens the door to immediate availability of E15 fuel when approved through existing infrastructure including blender pumps as well as dedicated tanks.

Sunset on Incentives

When 2011 ended, so did the tax incentive responsible for the rapid growth of the ethanol industry in the U.S. and the tariff on imported ethanol ended as well. However, the RFS remains in place and with it the support for domestically produced clean energy.

We cannot predict what Congress will do in 2012 with so much attention focused on presidential politics and re-election of legislators. Staff at the Renewable Fuels Association has said they believe this session will be less productive in general than the last. This won't stop opponents of ethanol from trying to dismantle the RFS. Ethanol supporters need to be watchful and ready to advocate for the ethanol industry.

Thank you for your support of the ethanol industry and your willingness to be involved in grassroots efforts to ensure our continued success.

NEW FACES



My name is Jeremy Johnson, and I am the new production manager here at Lincolnway Energy. I am very happy to have the opportunity to work for such a superb company. I was born and raised in Atchison, Kansas, which is nestled just north of Leavenworth. During my youth I spent many years working on my grandparents' farm, which definitely helped me keep close ties to the agriculture community. After graduating from a rural high school in Atchison County, I continued my education at Kansas State University, where I received my bachelor of science degree in economics.

After graduating from Kansas State I worked in various occupations until I began working at MGPI in Atchison. While at MGPI, I was introduced to processing of wheat protein and starch, and also to their distillery operations. Although most of my focus was in the protein and starch division, it also allowed me time to become familiar with the distillery functions and equipment. In 2007, I received a call from Lifeline Foods, St. Joseph, MO, looking to fill some personnel openings to operate their new ethanol plant. This was a very interesting prospect for me; it was a place where I would be able to stay involved in food production and become more intimately acquainted with ethanol production. While at Lifeline, serving as their ethanol production manager, I learned detailed information about the ethanol industry. I found myself more interested in ethanol production than food production. I am thrilled about the progress of the ethanol industry and where the future will take us.

My wife, Heidi, and I have two children, Sydney and Cameron. My family is finally starting to get relocated to Ames and is looking forward to meeting everyone in the area. Sydney, my daughter, started kindergarten last fall and will be transferring here in February. Cameron, our son is three years old and very excited to start school.

I have met so many considerate individuals and am very excited to have such a great place to raise my family. Everyone at Lincolnway Energy has done such a great job in welcoming me and making me feel at ease with our move. I would like to thank everyone for their outstanding hospitality.

PROVIDING PROXY MATERIALS VIA INTERNET

In an effort to reduce costs and save time, Lincolnway Energy will make all proxy materials available to members via the Lincolnway Energy website. Proxy materials will be posted in accordance with the rules of the Security and Exchange Commission regarding internet availability of proxy materials. The company is taking this approach to save administrative time, printing and mailing costs. If you would like to receive a paper or email copy of the proxy materials you can request one by calling the Lincolnway Energy office at 515-232-1010, or by contacting the office by email at info@lincolnwayenergy.com. The paper or email copy of the proxy materials will be provided to you at no cost. Lincolnway Energy will continue to mail out ballots to all members, along with a self-stamped return envelope, to encourage members to vote and ensure a quorum at the annual meeting. If you have any questions regarding this please do not hesitate to call the office.

UNIT TRADING

September:	38 units @ $500/unit	**December:**	5 units @ $450/unit 45 units @ $475/unit 37 units @ $500/unit
October:	50 units @ $425/unit		
November:	50 units @ $450/unit	**January:**	25 units @ $450/unit

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

FISCAL YEAR 2011 RESULTS

Lincolnway Energy announced its financial results for the year ended September 30, 2011 at a meeting of the company's members on November 15, 2011. Net income was $.9 million for the year ended September 30, 2011, compared to a net income of $4.4 million for the year ended September 30, 2010. Revenues were $174.0 million for the year ended September 30, 2011 compared to $114.4 million for the year ended September 30, 2010.

The following is statement of operations data for the years indicated:

Statements of Operations Data:	2011		2010	
	Amount	%	Amount	%
Revenues	$ 173,951,126	100.0	$ 114,373,268	100.0
Cost of goods sold	169,817,362	97.6	106,744,081	93.3
Gross profit	4,133,764	2.4	7,629,187	6.7
General and administrative expense	2,649,796	1.5	2,440,390	2.1
Operating income	1,483,968	0.9	5,188,797	4.6
Interest expense	(593,461)	(0.3)	(851,358)	(0.7)
Other income-interest	9,542	—	25,019	—
Net income	$ 900,049	0.6	$ 4,362,458	3.9

Revenues increased in fiscal year 2011 by approximately 52.1%, when compared to the fiscal year 2010. Lincolnway Energy sold approximately 57.0 million gallons of ethanol at an average gross price of $2.45 per gallon, 143,760 tons of dried distillers grains at an average gross price of $215.26 per ton, and 11,706 tons of wet distillers grains at an average gross price of $65.76 per ton during the fiscal year ended September 30, 2011. Lincolnway Energy also sold approximately 3,835 tons of corn oil at an average gross price of $892.00 per ton during the 2011 fiscal year. The increase in revenues for the fiscal year ended September 30, 2011 resulted from a 3.4% increase in ethanol sales volume and a 42.4% increase in price for ethanol as compared to the previous fiscal year. Management believes the ethanol price increase was a result of higher corn and energy prices along with increased exports to Europe, Canada and Brazil which positively impacted ethanol demand during the 2011 fiscal year. Lincolnway Energy's cost of goods sold for the fiscal year ended September 30, 2011 totaled approximately $169.8 million, which was an increase of 59.1% when compared to fiscal year 2010. The increase in cost of goods sold for the 2011 fiscal year is primarily due to a 76.6% increase in the average cost of corn per bushel for fiscal year 2011 and a 3% increase in ethanol production for the 2011. The increase in corn price is partially attributed to an increase in corn demand that led to tight corn supply and the rise of energy prices. Ethanol yields improved in the fiscal year 2011 because of the high quality of the corn crop harvested in 2011 compared to 2010.

The chart below presents key operating data with our ethanol production for the years indicated:

Operating Data:	2011		2010	
Ethanol sold		56,980,616		55,121,401
Average gross price of ethanol sold				
(dollars per gallon)	$	2.45	$	1.72
Dry distillers grain sold (tons)		143,760		129,958
Average dry distillers grain sales price per ton	$	215.26	$	145.38
Average corn cost per bushel	$	6.34	$	3.59

The chart below presents other financial data for the years indicated:

Other Financial Data:	2011		2010	
Working Capital	$	10,403,670	$	11,493,635
Long-Term Obligations	$	3,188,021	$	9,859,711
Members' Equity	$	53,139,309	$	52,239,260
Book Value per Member Unit	$	1,264	$	1,242
Depreciation and amortization expense	$	8,232,529	$	8,378,554

Lincolnway Energy is proud to report that as of December 31, 2011, the company's debt balance is approximately $1.8 million.

TAX UPDATE

Lincolnway Energy's K-1's were mailed out the week of January 9th. If you have not received yours in the mail yet, please contact the Lincolnway Energy office and we will send a copy to you. Ordinary business income for the fiscal year ended September 30, 2011 is approximately $84.66 per unit. This will be higher or lower depending on the amount of time you held the units for the year. You will once again be receiving a Small Ethanol Producer credit. This credit is a federal credit and may be used to offset federal tax. The credit is approximately $35.67 per unit. This will be the last year for the Small Ethanol Producer credit. The credit expired on December 31, 2011. The Domestic Manufacturer's Deduction will also be available to you this taxable year and will be available again in 2012.

As always please consult your tax professional if you should have any questions regarding your tax preparation.

COME JOIN US ON THE WEB!

If you haven't already, please give us your e-mail address. This way you can receive the full color newsletter via e-mail and we can save on postage. E-mail your request to us at info@lincolnwayenergy.com.



Lincolnway Energy LLC
59511 W. Lincoln Highway
Nevada Iowa 50201-7992